SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 17, 2006

ANAREN, INC.

(Exact name of registrant as specified in its charter)

New York	000-6620	16-0928561

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York		13057

(Address of Principal Executive Offices)		(Zip code)

(315) 432-8909

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          On May 17, 2006, Anaren, Inc.’s Compensation Committee recommended, and the Board of Directors approved, a stock option grant under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan to John Smucker who, as noted below, was recently elected to the Company’s Board of Directors.  The option grant provides Mr. Smucker the right to acquire up to 10,000 shares of the Company’s common stock at an exercise price of $20.15 per share, which represents the Company’s closing stock price as of the effective date of the grant.  The shares underlying the option will vest in three equal annual installments.  A form of the Non-Statutory Stock Option Agreement for directors, pursuant to which the grant to Mr. Smucker was made, is attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(d)          On May 17, 2006, Anaren, Inc.’s Nominating/Corporate Governance Committee nominated, and the Board elected, John Smucker to the Company’s Board of Directors.  Mr. Smucker is filling a newly created directorship position, and as a result will stand for re-election at the Company’s Annual Meeting of Shareholders on November 2, 2006.  The Company is not aware of any related party  transaction involving the Company and Mr. Smucker that is reportable under item 404 (a) of Regulation S-K, and believes that Mr. Smucker is “independent” as defined by the Nasdaq Listing Standards.  Mr. Smucker’s Board classification status and Board committee assignments will not be determined until the Annual Meeting of the Board of Directors following the Annual Meeting of Shareholders.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)          Exhibits

               The following Exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of Non-Statutory Stock Option Agreement for Directors

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAREN, INC.

Date: June 13, 2006	By:	/s/ Lawrence A. Sala

Lawrence A. Sala
President and
Chief Executive Officer